Patrick Industries, Inc. Completes Acquisition of Indiana Transport, Inc.

ELKHART, IN - November 1, 2017 - Patrick Industries, Inc. (NASDAQ: PATK) (“Patrick” or the “Company”) announced today that it has completed the acquisition of the business and certain assets of Elkhart, Indiana-based Indiana Transport, Inc. (“Indiana Transport”), a leading transportation and logistics service provider primarily to original equipment manufacturers ("OEMs") and dealers in the recreational vehicle (“RV”) market. The Company projects Indiana Transport's full-year 2017 revenues to be approximately $100 million and expects the acquisition to be immediately accretive to 2017 net income per share.

Indiana Transport utilizes independently contracted drivers to haul travel trailers, fifth wheels, gooseneck trailers and utility trailers from RV OEM plants to dealer lots across the country. In addition, over the last several years, Indiana Transport has expanded its service offerings to include the transportation of recreational watercraft.

“Indiana Transport has quickly evolved into an industry-leading transportation service provider to the RV industry,” said Todd Cleveland, Chief Executive Officer of Patrick. “Its success is built around its customer-centric focus, quick turnaround times, cutting-edge information technology platform, and the value of its superior service. Indiana Transport, whose diverse customer base includes manufacturers and dealers ranging from nationally known brands to growing mid-size businesses throughout the continental U.S. and Canada, represents an attractive growth opportunity that complements our strategic initiatives in the RV and marine markets.”
“This acquisition will provide Patrick with the ability to partner with Indiana Transport’s team, its talent, logistics expertise and resources to establish a leading RV transportation operation,” said Andy Nemeth, President of Patrick. “In addition we have the opportunity to establish new relationships with major RV and marine dealers as an extension of our value proposition to these markets while further increasing our content per unit in the RV and marine spaces. Consistent with previous acquisitions, we will support Indiana Transport with a financial and operational foundation that will allow it to capitalize on its core competencies while preserving the entrepreneurial spirit that has been so important to its success.”
Charlie Roeder, President and one of the founders of Indiana Transport, said, “Patrick is a great fit for our operation and for our customers and will be a valued resource in the further growth of the Indiana Transport brand, both within our core towables market and in non-RV markets. Our team is extremely excited to partner with the Patrick organization which shares the same vision of striving to provide superior service with a customer-first approach and will help us to continue to expand our business with our existing customers as well as new dealers and manufacturers."
The acquisition of Indiana Transport included the acquisition of accounts receivable, prepaid expenses, machinery and equipment, and real estate and was funded under the Company’s existing credit facility. Patrick will continue to operate the business on a stand-alone basis under the Indiana Transport brand name in its existing facilities.

Patrick Industries, Inc.
Patrick Industries, Inc. is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, marine, kitchen cabinet, office and household furniture, fixtures and commercial furnishings, and other industrial markets and operates coast-to-coast through locations in 19 states. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, fabricated aluminum products, wrapped profile moldings, slide-out trim and fascia, cabinet doors and components, hardwood furniture, fiberglass bath fixtures and tile systems, thermoformed shower surrounds, fiberglass and plastic helm systems and component products, wiring and wire harnesses, electrical systems components including instrument and dash panels, softwoods lumber, interior passage doors, RV painting, slotwall panels and components, aluminum fuel tanks, and CNC molds and composite parts and other products. The Company also distributes drywall and drywall finishing products, electronics and audio systems components, wiring, electrical and plumbing products, cement siding, raw and processed lumber, FRP products, interior passage doors, roofing products, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any projections of financial performance or statements concerning expectations as to future developments should not be construed in any manner as a guarantee that such results or developments will, in fact, occur. There can be no assurance that any forward-looking statement will be realized or that actual results will not be significantly different from that set forth in such forward-looking statement. The Company does not undertake to publicly update or revise any forward-looking statements except as required by law. Factors that may affect the Company’s operations and prospects are contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov.
Contact:
Julie Ann Kotowski
Investor Relations
Patrick Industries, Inc.
574-294-7511
kotowskj@patrickind.com